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[GTSI Logo]                            Government Technology Services, Inc.
                                                4100 Lafayette Center Drive
                                                  Chantilly, VA  20151-1200
                                                             (703) 502-2000
                                                               www.gtsi.com


                        LETTER TO GTSI STOCKHOLDERS

May 4, 1998


On April 23, 1998, GTSI released its first quarter results which were as follows:

                      GTSI Reports Improved Operating
                      Performance on Higher Revenues

           CHANTILLY, VA April 23, 1998 -- Government Technology Services, Inc. (Nasdaq: GTSI) today announced unaudited financial results for its fiscal year 1998 first quarter, which ended March 31, 1998. Revenues for the quarter increased to $99.1 million compared to $88.4 million reported in the same period last year a 13% increase. The Company reported a net loss of $3.5 million or $.52 per share for the quarter. In the same quarter last year, the Company recorded a net loss of $3.4 million or $0.51 per share. Approximately $1 million of GTSI's operating costs for the quarter was directly attributable to the cost of the acquisition of the BTG product reseller division.

          GTSI President and CEO, Dendy Young commented that the increased revenues are attributable to core business performance along with beginning to realize revenues from the BTG acquisition. He noted that the Company's booked backlog of approximately $70 million was up 80% from last year, primarily as a result of the acquisition of BTG's product reseller division.

          "GTSI successfully completed its acquisition of BTG's product reseller division on February 12", said Mr. Young.
     "Therefore, during the quarter, we devoted considerable effort to rapidly integrating the BTG product reseller division with GTSI's business."

          Historically, the Company's first and second quarters are difficult due to the nature of the governments buying patterns. With the acquisition, the Company believes it is better positioned for the government buying season than in years past due to new vendor relationships, which permit GTSI to offer additional products, added contract and sales vehicles, and increased experienced personnel. All of these factors will enable GTSI to better serve its government customers.


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                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                   (In Thousands, except per share data)

                                             Quarter Ended
                                           3/31/98   3/31/97
                                          --------  ---------
     INCOME STATEMENT DATA:
     Sales                                $ 99,094  $  88,407
     Cost of sales                          90,554     81,277
     Gross margin                            8,540      7,130
     Operating expenses                     11,602     10,115
     Income (loss) from operations          (3,062)    (2,985)
     Interest expense, net                     447        419
     Income (loss) before taxes             (3,509)    (3,404)
     Income tax provision (benefit)              -          -
     Net income (loss)                      (3,509)    (3,404)
     Net income (loss) per share             (0.52)    (0.51)
     Weighted average shares outstanding     6,756      6,725

As we begin to emerge from the turnaround of the company, I believe it would be worthwhile to share periodically with you in more detail our performance and strategies.

First, we should review the performance of the Company during the first quarter of the new fiscal year. In the Analyst Conference Call on April 23, 1998, I characterized the quarter as a "Transition Quarter." That is because, whatever the financial results, this was a quarter when the GTSI management was engrossed in the BTG acquisition. In the first half of the quarter, we were concentrating on the intense due diligence activity and the negotiations. Then, later in the quarter, we were concentrating on the transition of the ex-BTG employees and vendors and backlog into the GTSI systems and operations. In the middle of all of this, the "Washington Post" kept up steady coverage of a dissident group of BTG managers who opposed the acquisition and who challenged it with their own counter-offer.

This uncertainty was not good for our business and it suffered. In addition, getting the BTG backlog cleanly into our IT systems was much more difficult than we had anticipated - it therefore took longer and incrementally affected our customer responsiveness and satisfaction.

What did we acquire? We acquired from BTG substantially all the assets of the BTG division that is a reseller of computer hardware, software, and integrated systems to the Federal Government, including their contracts, inventory, backlog, certain office automation equipment, and their personnel.

The good news is that we did a lot of things well. Before the acquisition, GTSI had about 380 employees and BTG had 311. We carefully evaluated the BTG personnel and selected and made offers to about 180, of which 167 joined us. Some employees were also laid off from GTSI. We have subsequently lost 20 ex-BTG individuals for a net of 147. As of the end of



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April, we have 501 employees with openings for an additional 50.  The new
BTG employees were enthusiastically welcomed to GTSI. The "Washington Post" had picked up on a quote wherein GTSI had been characterized as "Darth Vader" and had developed this theme to its fullest during the negotiations period. Upon arrival at GTSI, several of our new employees expressed surprise at having been "welcomed" and "treated professionally" by the existing GTSI employees. Through this acquisition, we were able to attract some very talented managers, a number of people with great customer relationships, and a number of technical people along with some excellent financial and accounting staff. Given the Washington area's staffing shortage, this was an immensely valuable accomplishment. The new employees were all accommodated in GTSI's existing facilities. I believe we have significantly upgraded the quality of the employees and our overall management team.

We have also acquired from BTG some excellent contracts and customer relationships, especially Army PC-2, State Department, and the Tennessee Valley Authority. We had a difficult time getting these very complex contracts into our IT systems, but with methodical determination, we succeeded, and are now operating effectively. GTSI had previously bid and lost PC-2. We hope to see significant revenue growth from these contracts in the coming quarters.

We are also very excited about our new vendor relationships, most notably, Cisco. Cisco is a supplier that we have pursued for over two years. Always, their tight relationship with BTG precluded them from working with us. The number one complaint that we experienced from our sales force was:
"We need Cisco!" So, we were ready for Cisco and have embraced them, investing heavily in training and technical support staff and infrastructure. This should pay off for both Cisco and GTSI in the future.

We handled the transfer of our new employees from BTG with military precision! We closed the acquisition late on a Thursday in Mid-February. The following Monday all of our 167 new employees arrived at our facility to find desks, chairs, telephones, and networked computers all ready for them! That took a tremendous amount of effort and coordination.

Our existing warehouse is sufficiently large to handle the additional revenue that should be generated from the acquisition. The only limitation is the capacity of our configuration facility, which is being tripled in size between now and July, in time for the busy season. In the interim we are leasing back a portion of the BTG warehouse space.

From a financial perspective, we acquired hard assets in return for an equivalent amount of cash and preferred stock - there is no good will in this transaction to amortize against future earnings. This fact alone, in a stock market that is getting used to high valuations, makes the transaction uniquely advantageous for GTSI. Also, it had the effect of recapitalizing GTSI - our net worth is now some $13 million larger!




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Looking at our marketplace, the elimination of BTG as a competitor should be advantageous in the long term. The BTG product division was shaping up to be our most significant Government-focused competitor. We still have many other very significant competitors including Dell, Gateway, Micron, Vanstar, GE Capital, and Federal Data, among others, but this change should reduce some of the downward pressure on margins.

The letter of intent with BTG was signed on December 18, 1997. That letter of intent anticipated the payment by GTSI to be in the form of cash and common stock. However, as we proceeded with the negotiation of the definitive agreement and the due diligence, the dissident managers began to mount a competing offer, the BTG employees began to fear for their jobs, and the "Washington Post" picked up the story. Paranoia ran rampant. GTSI's management began to realize that if we waited the necessary five months (because we are required to seek stockholder approval to expand the authorized shares beyond 10 million and to approve the BTG acquisition) for a stockholders' meeting in May, there would be nobody and no customer relationships left at BTG to acquire. We had to move much faster, but how?

The only way out was to take advantage of an existing preferred stock facility that was within GTSI's charter but was not being used. After further discussion BTG and GTSI agreed to substitute preferred stock for common stock so that the transaction could be closed expeditiously and GTSI agreed to promptly solicit the approval of its stockholders for the conversion of the preferred stock into common stock. The acquisition was finally completed on February 12, 1998.

Although management was distracted by the acquisition, several other positive events occurred during the first quarter! Most notable among these was the award by the Army of an important Blanket Purchase Agreement known in the industry as ET-1. This award represents a further tightening of our relationship with our largest customer, the Army, and allows them to easily buy a wide range of peripherals and software for their computer systems. This should further enhance our relationship with Hewlett Packard whose printers feature prominently in our award. Two other companies were also given awards under this procurement, so our challenge is to out-market them!

We broke ground on a new build-to-suit headquarters to house the Company when our current lease runs out at the end of this year. The new facility should greatly enhance our intra-company communications and efficiency while taking about $1 million per year out of our facilities expense budget for next year!

Now, as we approach the 1998 Stockholders' Meeting, we feel it is important that the Stockholders understand the reason the GTSI Management has asked you to vote for the conversion of the preferred stock into common stock. We believe that such a vote is in the best interest of the Company because it reflects the original understanding between BTG and GTSI. Please refer to




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the proxy statement for more detail and if you have any questions, please call me at 703-502-2900 (dendy_young@gtsi.com) or Steve Waechter, Senior Vice President and CFO, at 703-502-2199 (steve_waechter@gtsi.com).


Thank you,

Dendy Young
President and CEO


Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of
1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to the benefits of the acquisition of the BTG product reseller division and the benefits of new contract awards may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI is the largest dedicated government reseller providing broad-based information technology solutions. The Company offers access to over 100,000 information technology products from more than 2,000 manufacturers. Headquartered in the Washington metropolitan area, GTSI employs more than 500 people and provides products and services to Federal, state and local government customers worldwide.

GTSI is a registered service mark of Government Technology Services, Inc. All other trademarks and service marks are proprietary to their respective owners.


















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